                                                              Exhibit 11
                          DATA SWITCH CORPORATION
                    COMPUTATION OF EARNINGS PER SHARE
                      (000's except per share data)
                                    Three Months  Ended  March 31,
                                        1995               1994

Primary
_______
Shares outstanding at
 the beginning of the period           12,377             12,176

Weighted average number of
 shares issued and issuable
 share equivalents                        339                140
                                    _________           ________

Weighted average number of common
 shares outstanding                    12,716             12,316
                                    _________           ________
Income before extraordinary gain    $     672           $    115
                                    _________           ________
Net income                          $     767           $    115
                                    _________           ________
Primary earnings  per share
 before extraordinary gain          $    0.05           $   0.01
                                    _________           ________
Primary earnings per share          $    0.06           $   0.01
                                    _________           ________

Fully Diluted
_____________
Shares outstanding at
 the beginning of the period           12,377             12,176

Weighted average number of
 shares issued and issuable
 share equivalents                        339                140

Assumed conversion of debentures        2,712              2,820
                                    _________           ________
Weighted average number of
 shares issued as adjusted
 for full dilution                     15,428             15,136
                                    _________           ________
Income before extraordinary gain    $     672           $    115
                                    =========           ========

 Net income                         $     767           $    115
                                    _________           ________
Adjustment for interest,
 net of tax, on convertible
 debentures                               234                243
                                    _________           ________
Adjusted net income before
 extraordinary gain                 $     906           $    358
                                    =========           ========

Adjusted net income                 $   1,001           $    358
                                    =========           ========

Fully diluted earnings per
 share before extraordinary gain    $    0.06(a)        $   0.02(a)
                                    =========           ========
Fully diluted earnings per share    $    0.06(a)        $   0.02(a)
                                    =========           ========

(a) These calculations are submitted in accordance with SEC Release No. 9083, although they are not in accordance with APB opinion No. 15 because the additional incremental shares are anti-dilutive and increase the reported net income per share.